NGP Capital Resources Company
Announces Portfolio Activity
Schedules Earnings Teleconference

Houston (PRIME NEWSWIRE) - April 27, 2007 - NGP Capital Resources Company (NASDAQ: NGPC) (“the Company”) today announced that it has closed an investment in the 2007-III Drilling Fund of Anadarko Petroleum Corporation (NYSE: APC) of Houston, Texas. The investment is in the form of a term net profits interest and the Company’s commitment is for a total of approximately $95 million. The initial funding of approximately $23 million is expected to occur in the latter part of May. The Company expects the remainder of the commitment to fund over the next nine to twelve months.

Earlier this month, Chroma Exploration & Production, Inc. repaid substantially all of the $17.5 million balance outstanding on its Senior Secured Term Loan. In addition, Chroma repurchased the Company’s overriding royalty interest in its properties resulting in a realized capital gain of approximately $1.6 million, which will be recognized in the second quarter of 2007. The Company also purchased $2 million of Series AA Participating Convertible Preferred Stock issued by Chroma.

Also this month, Rubicon Energy Partners, LLC repaid in full the $33.6 million balance outstanding on its Senior Secured Term Loan. The Company continues to hold its membership units, which represent a 50% ownership interest in Rubicon.

Following these transactions and additional fundings on existing investments, the Company will have committed and made available approximately $321 million to seventeen portfolio companies, of which approximately $210 million will be outstanding.

1st Quarter 2007 Earnings Teleconference
The Company also announced that it plans to publicly release its financial results for the quarter ending March 31, 2007 on Friday, May 4, 2007. NGPC invites all interested persons to participate in its conference call on May 4, 2007 at 11:00 am Eastern Time. The dial-in number for the call is (888) 515-2235. International callers should dial (719) 457-2601. The pass code for the conference call is 5433804.

The Company will maintain an audio replay of the call from 2:00 pm Eastern Time on May 4, 2007 through midnight May 11, 2007. The replay dial-in number is (888) 203-1112. International callers should dial (719) 457-0820. The replay pass code is 5433804.

During the call, management may discuss certain commonly used non-GAAP financial measures. If such measures are discussed, the Company will provide reconciliations to the most directly comparable GAAP financial measures in the earnings release.

About NGP Capital Resources Company
NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Larry Tharp (ltharp@ngpcrc.com) or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.